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                                                                      EXHIBIT 21

                                  WELLMAN, INC.
                                  SUBSIDIARIES

ALG, Inc.
Carpet Recycling of Georgia, Inc.
CKB, Co.
DRS Holdings NV
FIISB, Inc.
Fiber Industries, Inc.
Fibres Finance BV
Finwell, Inc.
GuardWell Insurance Company
JCT, Ltd.
Josdav, Inc.
KRP, Ltd.
MED Resins, Inc.
Middlewich Limited
MJR Recycling BV
MRF, Inc.
PermaClear East, Inc.
Prince, Inc.
Resins Finance BV
RGB Co.
Shobara Company
TMD, Co.
Warehouse Associates, Inc.
Wellman BV
Wellman Exports V.I., Inc.
Wellman Fibers Limited
Wellman Finance CV
Wellman France Recyclage SARL
Wellman International Handelsgesellsch GmbH
Wellman International Investments
Wellman International Limited
Wellman International Trading
Wellman of Mississippi, Inc.
Wellman PAC
Wellman PET Resins Europe BV
Wellman Resins LLC
Wellman UK Holdings Limited
Wellman Voluntary Employees Benefit Association